Exhibit 10.2

NEWELL RUBBERMAID INC.

CREDIT AGREEMENT

Dated as of September 19, 2008

$400,000,000

BANK OF AMERICA, N.A.

as Administrative Agent

and

JP MORGAN CHASE BANK, N.A.,

as Syndication Agent

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

7.12 Taxes	31
7.13 True and Complete Disclosure	31
7.14 Subsidiaries	32
7.15 Compliance with Law.	32

SECTION 8 COVENANTS OF THE BORROWER	32
8.01 Financial Statements	32
8.02 Litigation	35
8.03 Corporate Existence, Etc.	35
8.04 Insurance	35
8.05 Use of Proceeds	35
8.06 Indebtedness	36
8.07 Fundamental Changes	36
8.08 Liens	37
8.09 Lines of Businesses	38
8.10 Total Indebtedness to Total Capital	38
8.11 Interest Coverage Ratio	38
8.12 Transactions with Affiliates	39

SECTION 9 EVENTS OF DEFAULT	39

SECTION 10 THE ADMINISTRATIVE AGENT	42
10.01 Appointment, Powers and Immunities	42
10.02 Reliance by Administrative Agent	42
10.03 Defaults	43
10.04 Rights as a Lender	43
10.05 Indemnification	43
10.06 Non-Reliance on Administrative Agent and Other Lenders	43
10.07 Failure to Act	44
10.08 Resignation or Removal of Administrative Agent	44
10.09 Lead Arrangers and Other Agents	44
10.10 Exculpatory Provisions	44
10.11 Administrative Agent May File Proofs of Claim	45

SECTION 11 MISCELLANEOUS	46
11.01 Waiver	46
11.02 Notices	46
11.03 Expenses, Etc	47
11.04 Amendments, Etc	48
11.05 Assignments and Participations	48
11.06 Survival	51
11.07 Captions	51
11.08 Counterparts; Effectiveness	51
11.09 Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial; Etc	51
11.10 Successors and Assigns	52
11.11 USA PATRIOT Act	52
11.12 No Advisory or Fiduciary Relationship	52

ii

Annex I	-	Commitments
Schedule I	-	List of Indebtedness
Schedule II	-	List of Certain Liens

EXHIBIT A	-	Form of Loan Notice
EXHIBIT B	-	Form of Assignment and Assumption

iii

CREDIT AGREEMENT dated as of September 19, 2008, between NEWELL RUBBERMAID INC., a corporation duly organized and validly existing under the laws of the State of Delaware (together with its successors, the “Borrower”); each of the lenders which is a signatory hereto (together with its successors and permitted assigns, individually, a “Lender” and, collectively, the “Lenders”); and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower has requested that the Lenders make a term loan to the Borrower in an aggregate principal amount not exceeding $400,000,000 on the Effective Date. The Lenders are prepared to make such term loan upon the terms and conditions hereof, and, accordingly, the parties agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING MATTERS

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Additional Costs” has the meaning provided in Section 5.01.

“Adjusted LIBO Rate” shall mean, for any LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Administrative Agent to be equal to the LIBO Rate for the Interest Period for such Loan divided by 1 minus the Reserve Requirement for such Loan for such Interest Period.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Credit Documents.

“Administrative Agent Fee Letter” means the letter agreement dated August 26, 2008 among the Borrower, Bank of America and BAS.

“Administrative Agent’s Account” shall mean, such account as the Administrative Agent shall designate in a notice to the Borrower and the Lenders.

“Advance Period” has the meaning provided in Section 4.04.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affected Loans” has the meaning provided in Section 5.04.

“Affected Type” has the meaning provided in Section 5.04.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning provided in Section 11.02.

“Applicable Lending Office” shall mean for each Lender and for each Type of Loan the lending office of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower.

“Applicable Margin” shall mean, during any period when the Rating is at one of the Rating Groups specified below, the percentage set forth below opposite the reference to the relevant Type of Loan:

	Rating Group I	Rating Group II	Rating Group III	Rating Group IV	Rating Group V	Rating Group VI
Applicable Margin for LIBO Rate Loans	0.75%	1.00%	1.375%	1.75%	2.00%	2.50%
Applicable Margin for Base Rate Loans	0%	0%	0.375%	0.75%	1.00%	1.50%

Any change in the Applicable Margin by reason of a change in the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating shall become effective on the date of announcement or publication by the respective Rating Agency of a change in such Rating or, in the absence of such announcement or publication, on the effective date of such changed rating.

“Applicable Percentage” shall mean, with respect to any Lender at any time, with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Annex I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.05 ), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Bank of America” shall mean Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC, in its capacity as joint lead arranger and joint bookrunner.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Base Rate” shall mean, with respect to any Base Rate Loan, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% and (b) the Prime Rate for such day.

“Base Rate Loans” shall mean Loans which bear interest based upon the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning provided in Section 8.01.

“Business Day” shall mean any day (a) that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York City and (b) if such day relates to the giving of notices in connection with a borrowing of, a payment or prepayment of principal of or interest on, Conversion of or into, or an Interest Period for, a LIBO Rate Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, also on which dealings in deposits are carried out in the London interbank market.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, as to each Lender, the obligation of such Lender to make its portion of the Term Loan to the Borrower pursuant to Section 2.01 , in the principal amount set opposite such Lender’s name on Annex I hereto under the caption “Commitment”. The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Closing Date is FOUR HUNDRED MILLION DOLLARS ($400,000,000).

“Commitment Letter” means the letter agreement dated August 26, 2008 from Bank of America, BAS, JPMCB and JPMorgan and accepted and agreed to by the Borrower.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus , without duplication and to the extent deducted in determining such Consolidated Net

Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary, unusual or non-recurring charges or losses, and minus , to the extent included in determining such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.

“Consolidated Interest Expense” shall mean, for any period and without duplication, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries accrued or capitalized during such period (whether or not actually paid during such period) (including all commissions, discounts and other fees and charges owed with respect to standby letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding any interest expense for such period relating to quarterly or monthly income preferred securities, quarterly income capital securities or other similar securities.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any security issued by the Borrower or any of its Subsidiaries or of any agreement, instrument or other undertaking to which the Borrower or any of its Subsidiaries is a party or by which any of them or their respective property is bound (other than under any Credit Document) or Requirement of Law applicable to such Subsidiary.

“Continue”, “Continuation” and “Continued” shall refer to a continuation pursuant to Section 2.06(c) of a LIBO Rate Loan from one Interest Period to the next Interest Period.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlling Stock Disposition” has the meaning provided in Section 8.07.

“Convert”, “Conversion” and “Converted” shall refer to a conversion pursuant to Section 2.06(c) of one Type of Loans into the other Type of Loans, which may be accompanied by a transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another).

“Credit Documents” shall mean this Agreement and the Notes, if any.

“Credit Extension” shall mean the making of the Term Loan hereunder.

“Default” shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

“Disposition” shall have the meaning assigned to that term in Section 8.07(vi).

“Disposition Period” shall mean, for any Disposition, a period of twelve months ending on the date of such Disposition.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Effective Date” shall mean the date hereof.

“Environmental Affiliate” shall mean, as to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person may have retained, assumed or otherwise become liable (contingently or otherwise), whether by contract, operation of law or otherwise; provided that each Subsidiary of such Person, and each former Subsidiary or division of such Person transferred to another Person, shall in any event be an “Environmental Affiliate” of such Person.

“Environmental Claim” shall mean, with respect to any Person, any notice, claim, demand or other communication (whether written or oral) by any other Person alleging or asserting liability of such Person for investigatory costs, cleanup costs, governmental response costs, damages to natural resources or other Property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or release into the environment, of any hazardous material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning assigned to that term in Section 9.

“Federal Funds Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 th of 1%) of the quotations for such day for transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement dated August 26, 2008 among the Borrower, Bank of America, BAS, JPMCB and JPMorgan.

“Fitch” shall mean Fitch Investors Services, Inc. or any successor thereto.

“Fitch Rating” shall mean, as of any date, the rating most recently published by Fitch relating to the unsecured, long-term, senior debt securities of the Borrower.

“GAAP” shall mean generally accepted accounting principles applied on a basis consistent with those which, in accordance with the last sentence of Section 1.02(a) , are to be used in making the calculations for purposes of determining compliance with the provisions of this Agreement.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantee” of any Person shall mean any guarantee, endorsement, contingent agreement to purchase or to furnish funds for the payment or maintenance of, or any other contingent liability on or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person (including, without limitation, the liability of such Person in respect of the Indebtedness of any partnership of which such Person is a general partner), or the guarantee by such Person of the payment of dividends or other distributions upon the stock of any other Person, or the agreement by such Person to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling any other Person to make payment of its obligations or to assure a creditor against loss, and the verb “Guarantee” shall have a correlative meaning, provided that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business.

“Indebtedness” shall mean, as to any Person at any date (without duplication): (i) indebtedness created, issued, incurred or assumed by such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person to pay the deferred purchase price of property or services, excluding, however, trade accounts payable (other than for borrowed money) arising in, and accrued expenses incurred in, the ordinary course of business of such Person so long as such trade accounts payable are paid within 120 days of the date the respective goods are delivered or the services are rendered; (iii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (iv) all Indebtedness of others Guaranteed by such Person; (v) all Capital Lease Obligations; (vi) reimbursement obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, surety or other bonds and similar instruments (other than commercial, standby or performance letters of credit); (vii) unpaid reimbursement obligations of such Person (other than contingent obligations) in respect of commercial, standby or performance letters of credit; and (viii) debt securities or obligations (including preferred debt securities) issued in connection with Permitted Securitizations included as indebtedness in accordance with GAAP on a consolidated balance sheet of such Person.

“Interest Coverage Ratio” shall mean, as at any date of determination thereof, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Interest Period” shall mean, with respect to any LIBO Rate Loan, each period commencing on the date such LIBO Rate Loan is made or Converted from a Loan of another Type or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.02 , except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise commence before and end after the Maturity Date, such Interest Period shall not be available hereunder; (ii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for any LIBO Rate Loans, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); and (iii) notwithstanding clause (i) above, no Interest Period for any LIBO Rate Loans shall have a duration of less than one month and, if the Interest Period for any such Loans would otherwise be a shorter period, such Loans shall not be available hereunder.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“JPMorgan” shall mean J.P. Morgan Securities Inc., in its capacity as a joint lead arranger and joint bookrunner.

“Jurisdiction” shall mean, with respect to the Borrower, the country or countries (including any political subdivision or taxing authority thereof or therein) under whose laws the Borrower is organized or where the Borrower is domiciled, resident or licensed or otherwise qualified to do business or where any significant part of the Property of the Borrower is located.

“LIBO Rate” shall mean, for any Interest Period for any LIBO Rate Loan, the rate for deposits with a maturity comparable to such Interest Period commencing on the first day of such Interest Period equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the Quotation Date. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loans” shall mean Loans the interest rates on which are determined on the basis of Adjusted LIBO Rates.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loans” means an extension of credit by a Lender to the Borrower under Article II in the form of a portion of the Term Loan.

“Loan Notice” means a notice of (a) a borrowing of the Term Loan pursuant to Section 2.02(a) , (b) a conversion of Loans from one type to the other pursuant to Section 2.06 (c) a continuation of LIBO Rate Loans pursuant to Section 2.06(c) , which, if in writing, shall be substantially in the form of Exhibit A.

“Majority Lenders” shall mean, at any time, Lenders holding in the aggregate more than 50% of the outstanding Term Loan at such time.

“Mandatory Cost” shall mean, with respect to any Lender, the cost, if any, imputed to such Lender of compliance with the cash ratio and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority during the relevant period, as determined by the Bank of England and/or Financial Services Authority during such relevant period.

“Material Adverse Effect” shall mean a material adverse effect on (i) the consolidated financial condition, operations, business or prospects of the Borrower and its Subsidiaries (taken as a whole), (ii) the ability of the Borrower to perform its obligations under any of the Credit Documents or (iii) the validity or enforceability of any of the Credit Documents.

“Maturity Date” shall mean September 19, 2011.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Rating” shall mean, as of any date, the rating most recently published by Moody’s relating to the unsecured, long-term, senior debt securities of the Borrower.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” shall mean, at any time, the consolidated stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis without duplication in accordance with GAAP.

“Non-Strategic Property” shall mean (a) Property related to the Borrower’s (i) Rubbermaid Home Product’s insulated products (e.g. coolers and totes, etc.), outdoor shed and storage solutions businesses and (ii) Ashland Hardware Systems business and (b) Property acquired as part of the acquisition of a business that is designated by resolution of the Board of Directors of the Borrower adopted no later than six months after such acquisition as non-strategic Property.

“Notes” shall mean the promissory notes provided for by Section 2.05(d).

“Participant” has the meaning provided in Section 11.05(c)(i).

“Payor” has the meaning provided in Section 4.04.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all its functions under ERISA.

“Permitted Activities” has the meaning provided in Section 8.09.

“Permitted Securitization” shall mean any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiary, as the case may be, may sell, convey or otherwise transfer, or grant a security interest in, any receivables (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries and any assets related thereto, including all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables and the proceeds of such receivables; provided that (a) there shall be no recourse under such securitization to the Borrower or any of its other Subsidiaries other than pursuant to Standard Securitization Undertakings and (b) the Administrative Agent shall be reasonably satisfied that the terms of such securitization are in compliance with the terms of this Agreement.

“Person” shall mean an individual, a corporation, a company, a limited liability company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) which is or was established, sponsored, maintained or contributed to, by the Borrower or any ERISA Affiliate and is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning provided in Section 8.01.

“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or any Note which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of 2% plus the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans ( provided that, if such amount in default is principal of a LIBO Rate Loan and the due date is a day other than the last day of the Interest Period therefor, the “Post-Default Rate“ for such principal shall be, for the period commencing on the due date and ending on the last day of the Interest Period therefor, 2% above the interest rate for such Loan as provided in Section 3.02 and, thereafter, the rate provided for above in this definition).

“Prime Rate” shall mean a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Prime Rate announced by Bank of America shall take effect at the opening of business specified in the public announcement of such change.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible (including, without limitation, shares of capital stock).

“Proposed Lender” has the meaning provided in Section 5.07.

“Quarterly Dates” shall mean the last Business Day of each March, June, September and December, the first of which shall be the first such day after the Effective Date.

“Quotation Date” shall mean, for any Interest Period, the date two Business Days prior to the commencement of such Interest Period.

“Rating” shall mean the Moody’s Rating, the Standard & Poor’s Rating or the Fitch Rating.

“Rating Agency” shall mean Moody’s, Standard & Poor’s or Fitch.

“Rating Group I” shall mean any two of the following: the Moody’s Rating is at or above A2, the Standard & Poor’s Rating is at or above A or the Fitch Rating is at or above A; “Rating Group II” shall mean (a) any two of the following: the Moody’s Rating is at or above A3, the Standard & Poor’s Rating is at or above A- or the Fitch Rating is at or above A- and (b) Rating Group I is not in effect; “Rating Group III” shall mean (a) any two of the following: the Moody’s Rating is at or above Baa1, the Standard & Poor’s Rating is at or above BBB+ or the Fitch Rating is at or above BBB+ and (b) neither Rating Group I nor Rating Group II is in effect;

“Rating Group IV” shall mean (a) any two of the following: the Moody’s Rating is at or above Baa2, the Standard & Poor’s Rating is at or above BBB or the Fitch Rating is at or above BBB and (b) neither Rating Group I, Rating Group II nor Rating Group III is in effect; “Rating Group V” shall mean (a) any two of the following: the Moody’s Rating is at or above Baa3, the Standard & Poor’s Rating is at or above BBB- or the Fitch Rating is at or above BBB- and (b) neither Rating Group I, Rating Group II, Rating Group III nor Rating Group IV is in effect;

“Rating Group VI” shall mean none of Rating Group I, Rating Group II, Rating Group III, Rating Group IV and Rating Group V is in effect; provided that (i) if at any time the Company has two or three Ratings falling within two different Rating Groups that are one Rating Group apart, the relevant Rating Group for purposes of determining the Applicable Margin shall be the Rating Group for the higher of the Moody’s Rating (if any) or the Standard & Poor’s Rating (if any), (ii) if at any time the Company has two or three Ratings falling within different Rating Groups that are two or more Rating Groups apart, the relevant Rating Group for purposes of determining the Applicable Margin shall be the Rating Group that is one level above the Rating Group for the lower (or the lowest, as the case may be) of such Ratings and (iii) for this purpose of this proviso, Rating Group I is higher than Rating Group II, Rating Group II is higher than Rating Group III, Rating Group III is higher than Rating Group IV, Rating Group IV is higher than Rating Group V and Rating Group V is higher than Rating Group VI).

“Register” shall have the meaning assigned to that term in Section 11.05.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean, with respect to any Lender, any change after the date hereof, in United States Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Lender of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Requesting Lender” has the meaning set forth in Section 5.07.

“Required Payment” has the meaning provided in Section 4.04.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Requirement” shall mean, for any Interest Period for any LIBO Rate Loan, the effective maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined or (ii) any category of extensions of credit or other assets which includes LIBO Rate Loans.

“Revolving Credit Agreement” means that certain credit agreement dated as of November 14, 2005, by and between the Borrower, each of the lenders from time to time party thereto and JPMCB, as administrative agent, as amended or modified from time to time.

“Significant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower if the revenues of such Subsidiary and its Subsidiaries for the four consecutive fiscal quarters of such Subsidiary most recently ended (determined on a consolidated basis without duplication in accordance with GAAP and whether or not such Person was a Subsidiary of the Borrower during all or any part of the fiscal period of the Borrower referred to below) exceed an amount equal to 7 1/2 % of the revenues of the Borrower and its Subsidiaries for the four consecutive fiscal quarters of the Borrower most recently ended (determined on a consolidated basis without duplication in accordance with GAAP and including such Subsidiary and its Subsidiaries on a pro forma basis if such Subsidiary was not a Subsidiary of the Borrower).

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Standard and Poor’s Rating” shall mean, as of any date, the rating most recently published by Standard & Poor’s relating to the unsecured, long-term, senior debt securities of the Borrower.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary that are reasonably customary in the non-recourse securitization of receivables transactions.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of the Subsidiaries of such Person.“Wholly-Owned Subsidiary” shall mean any such corporation, partnership, limited liability company or other entity of which all such shares or other ownership interests, other than directors’ qualifying shares or shares held by nominees to satisfy any requirement as to minimum number of shareholders, are so owned or controlled.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Taxes” shall have the meaning assigned to that term in Section 5.06(a).

“Term Loan” shall have the meaning assigned to that term in Section 2.01.

“Total Capital” shall mean the sum of (i) Net Worth plus (ii) Total Indebtedness.

“Total Consolidated Assets” shall mean, as at any time, the total of all the assets appearing on a consolidated balance sheet of the Borrower and its Subsidiaries determined in accordance with generally accepted accounting principles applicable to the type of business in which the Borrower and such Subsidiaries are engaged, and may be determined as of a date, selected by the Borrower, not more than sixty days prior to the happening of the event for which such determination is being made.

“Total Indebtedness” shall mean, as at any time, the total Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis without duplication.

“Type” shall have the meaning assigned to that term in Section 1.03.

“Wholly-Owned Subsidiary” shall have the meaning assigned to that term in the definition of the term “Subsidiary”.

1.02 Accounting Terms and Determinations. (a) All accounting terms used herein shall be interpreted, and, unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection (b) below, all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder after the date hereof (or, until such financial statements are furnished, consistent with those used in the preparation of the financial statements referred to in Section 7.02(a) ). All calculations made for the purposes of determining compliance with the terms of Sections 8.07(a)(vi) , 8.10 and 8.11 shall, except as otherwise expressly provided herein, be made by application of generally accepted accounting principles applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 8.01 (or, until such financial statements are furnished, consistent with those used in the preparation of the financial statements referred to in Section 7.02(a) ) unless (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Majority Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 8.01 , shall mean the financial statements referred to in Section 7.02(a) ).

(b) The Borrower shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 8.01 (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (a) above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

(c) To enable the ready and consistent determination of compliance with the covenants set forth in Section 8 , the Borrower shall not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.

1.03 Types of Loans. Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is a Base Rate Loan or a LIBO Rate Loan, each of which constitutes a Type.

1.04 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Annexes, Exhibits and Schedules shall be construed to refer to Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2

TERM LOAN.

2.01 Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Effective Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or LIBO Rate Loans or a combination thereof, as further provided herein.

2.02 Borrowing of the Term Loan.

(a) The borrowing of the Term Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of such borrowing if the borrowing will consist of LIBO Rate Loans, and (ii) one Business Day prior to such borrowing if the borrowing will consist of Base Rate Loans. Such telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by an authorized officer of the Borrower. Such Loan Notice (whether telephonic or written) shall specify (i) the requested date of the borrowing (which shall be a Business Day), (ii) the principal amount of the Term Loan to be borrowed, (iii) the Type to be borrowed, and (iv) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify the Type of the Term Loan in such Loan Notice, then the Term Loan shall be made as a Base Rate Loan. If the Borrower requests a borrowing of a LIBO Rate Loan in such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of such Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Term Loan. Each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. New York time on the Business Day specified in such Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 6.01 and Section 6.02 , the Administrative Agent shall make all funds so received available to the Borrower in immediately available funds either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds to an account or accounts of the Borrower, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

2.03 Fees. The Borrower agrees to pay to the Administrative Agent and BAS, for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.

2.04 Several Obligations; Remedies Independent. The failure of any Lender to make its portion of the Term Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its portion of the Term Loan on such date, and no Lender shall be responsible for the failure of any other Lender to make its portion of the Term Loan to be made by such other Lender. The amounts payable by the Borrower at any time hereunder and under its Notes to each Lender shall be a separate and independent debt and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and the Notes, and it shall not be necessary for any other Lender or the Administrative Agent to consent to, or be joined as an additional party in, any proceedings for such purposes.

2.05 Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from its portion of the Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, maturity date and interest rate of each Loan hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that the portion of the Term Loan made by it to the Borrower be evidenced by a promissory note of the Borrower. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender and in a form approved by the Administrative Agent (the “Notes”).

2.06 Prepayments; Conversions and Continuations. (a) The Term Loan may be prepaid in whole or in part without premium or penalty upon not less than (i) (in the case of Base Rate Loans) one Business Day’s, and (ii) (in the case of LIBO Rate Loans) three Business Days’, prior notice to the Administrative Agent (which shall promptly notify the Lenders). Each notice shall specify the prepayment date (which shall be a Business Day) and the Type(s) of Loans to be prepaid and the amount of the prepayment and shall be irrevocable and effective only upon receipt by the Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days specified above prior to the relevant date of prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and the amount of such Lender’s Applicable Percentage of such prepayment.

(b) If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 5.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Each such prepayment of the Term Loan shall be applied to the remaining principal amortization payments thereof on a pro rata basis.

(c) The Borrower shall have the right to Convert Loans of one Type into Loans of another Type or Continue LIBO Rate Loans as such at any time or from time to time, upon not less than (i) (in the case of any Conversion into Base Rate Loans) one Business Day’s, and (ii) (in the case of any Conversion into, or Continuation as, LIBO Rate Loans), three Business Days’, prior notice to the Administrative Agent (which shall promptly notify the Lenders), which notice may be given by telephone and shall specify the amount (which shall be in integral multiples of $1,000,000) and Type of each Loan to be Converted or Continued (and, in the case of Conversion, the Type of Loan to result from such Conversion), the duration of the Interest Period for any LIBO Rate Loans to be Continued or to result from such Conversion, and the date of Conversion or Continuation (which shall be a Business Day) and shall be irrevocable and effective only upon receipt by the Administrative Agent not later than 11:00 a.m. New York time on the number of Business Days specified above prior to the relevant date of Conversion or Continuation. Each telephonic notice by the Borrower pursuant to this Section 2.06(c) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice. In the event that the Borrower fails to select the Type of Loan or the duration of any Interest Period for any LIBO Rate Loan, within the time period specified above, such Loan (if outstanding as a LIBO Rate Loan) will be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Base Rate Loan) will remain as, a Base Rate Loan.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to the borrowing of the Term Loan, all Conversions of Loans from one Type to the other, and all Continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect with respect to all Loans.

SECTION 3

PAYMENTS OF PRINCIPAL AND INTEREST

3.01 Repayment of Loans. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table set forth below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.06(a) :

Payment Dates	Principal Amortization Payment
September 19, 2009	$50,000,000
September 19, 2010	$100,000,000
Maturity Date	Outstanding Principal Balance of Term Loan

3.02 Interest. (a) The Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of the Term Loan, for the period commencing on the date of the Term Loan to but excluding the date the Term Loan shall be paid in full, at the following rates per annum:

(i) during such period as any portion of the Term Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus, the Applicable Margin; and

(ii) during such period as any portion of the Term Loan is a LIBO Rate Loan, for each Interest Period relating thereto, the LIBO Rate for such portion of the Term Loan for such Interest Period plus the Applicable Margin.

Notwithstanding the foregoing, the Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest at the applicable Post-Default Rate on any principal of the Term Loan made by such Lender to the Borrower, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder or under the Note held by such Lender to or for account of such Lender, which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

(b) Accrued interest on the Term Loan shall be payable (i) (in the case of a Base Rate Loan) quarterly on the Quarterly Dates, (ii) in the case of a LIBO Rate Loan, on the last day of each Interest Period therefor and, if such Interest Period is longer than three months, at three-month intervals following the first day of such Interest Period and (iii) (in the case of any LIBO Rate Loan Converted into a Base Rate Loan pursuant to Section 2.06(c) ) on the date of Conversion (but only on the principal amount so Converted), except that interest payable at the Post-Default Rate shall be payable from time to time on demand.

(c) Promptly after the determination of any Adjusted LIBO Rate provided for herein, the Administrative Agent shall (i) notify the Lenders to which interest at such Adjusted LIBO Rate is payable and the Borrower thereof and (ii) at the request of the Borrower, furnish to the Borrower a copy of publication by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent) on the basis of which the relevant LIBO Rate was determined. At any time that the Administrative Agent determines the Adjusted LIBO Rate on a basis other than using the BBA LIBOR as published by Reuters, the Administrative Agent shall promptly notify the Borrower and provide information in reasonable detail as to such determination.

SECTION 4

PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; ETC.

4.01 Payments. (a) Except to the extent otherwise provided herein, all payments of principal of and interest on Loans payable by the Borrower under this Agreement and the Notes, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent’s Account, for account of the Lenders, not later than 2:00 p.m. New York time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) If the Borrower shall default in the payment when due of any principal, interest or other amounts to be made by the Borrower under this Agreement or the Notes, any Lender for whose account any such payment is to be made may (but shall not be obligated to) debit the amount of any such payment due such Lender which is not made by such time to any ordinary deposit account of the Borrower with such Lender (with notice to the Borrower and the Administrative Agent).

(c) The Borrower shall, at the time of making each payment under this Agreement or any Note for account of any Lender, specify to the Administrative Agent the Loans or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the payor fails to so specify, or if an Event of Default has occurred and is continuing, such Lender may apply such payment received by it from the Administrative Agent to such amounts then due and owing to such Lender as such Lender may determine).

(d) Each payment received by the Administrative Agent under this Agreement or any Note for account of any Lender shall be paid promptly to such Lender, in immediately available funds.

(e) If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

4.02 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) the borrowing from the Lenders of the Term Loan under Section 2.01 shall be made from the Lenders, pro rata according to the amounts of their respective Commitments, and the Conversion or Continuation of Loans of a particular Type (other than Conversions provided for by Section 5.04 ) shall be made pro rata among the relevant Lenders according to their respective Commitments; (b) each payment of principal of the Term Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Term Loan held by the Lenders; and (c) each payment of interest on the Term Loan by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; provided that, if an Event of Default shall have occurred and be continuing, each payment of principal of and interest on the Term Loan and other amounts owing hereunder by the Borrower shall be made for account of the Lenders pro rata in accordance with the aggregate amounts of all principal of and interest on the Term Loan and all other amounts owing hereunder by the Borrower then due and payable to the respective Lenders.

4.03 Computations. Interest on Term Loan shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable; provided that interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

4.04 Non-Receipt of Funds by the Administrative Agent. Unless the Administrative Agent shall have been notified by a Lender or the Borrower (each, a “Payor”) prior to the time by, and on the date on, which such Payor is scheduled to make payment to the Administrative Agent of (in the case of a Lender) a payment to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for account of one or more of the Lenders hereunder (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date; and, if the Payor has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent to but not including the date the Administrative Agent recovers such amount (the “Advance Period”) at a rate per annum equal to (a) if the recipient is the Borrower, the Base Rate in effect on such day and (b) if the recipient is a Lender, the Federal Funds Rate in effect on such day; and, if such recipient(s) shall fail promptly to make such payment, the Administrative Agent shall be entitled to recover such amount, on demand, from the Payor, together with interest thereon for each day during the Advance Period at a rate per annum equal to (i) if the Payor is the Borrower, the rate of interest payable on the Required Payment as provided in the second sentence of Section 3.02(a) and (ii) if the Payor is a Lender, during the period commencing on the date such amount was so made available to but excluding the date three Business Days following such date, the Federal Funds Rate in effect on such day and, thereafter, the Base Rate in effect on such day.

4.05 Set-off; Sharing of Payments. (a) The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers’ lien or counterclaim a Lender may otherwise have, each Lender and each of its Affiliates shall be entitled, at its option, to offset balances held by it for account of the Borrower at any of its offices, against any principal of or interest on any of such Lender’s Loans which is not paid when due (regardless of whether such balances are then due to the Borrower) in which case it shall promptly notify the Borrower and the Administrative Agent thereof, provided that such Lender’s failure to give such notice shall not affect the validity thereof.

(b) If any Lender shall obtain payment of any principal of or interest on that portion of the Term Loan made by it under this Agreement through the exercise of any right of set-off, bankers’ lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the amounts then due hereunder to such Lender in respect of the Term Loan than the percentage received by any other Lenders, it shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the portion of the Term Loan made by such other Lenders (or in the interest thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and interest on the portion of the Term Loan held by each of the Lenders. To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the portion of the Term Loan made by other Lenders (or in the interest thereon, as the case may be) may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of a portion of the Term Loan (or in the interest thereon, as the case may be) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share in the benefits of any recovery on such secured claim.

SECTION 5

YIELD PROTECTION AND ILLEGALITY

5.01 Additional Costs. (a) The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs that such Lender determines are attributable to its making or maintaining of any LIBO Rate Loans or its obligation to make any LIBO Rate Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (other than taxes imposed on or measured by the overall net income of such Lender or of its Applicable Lending Office for any of such Loans by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or

(ii) imposes or modifies any reserve, special deposit or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted LIBO Rate for such Loan and Mandatory Costs utilized in the determination of the LIBO Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including, without limitation, any of such Loans or any deposits referred to in the definition of “LIBO Rate” in Section 1.01 ), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder); or

(iii) imposes any other condition affecting this Agreement or its Note (or any of such extensions of credit or liabilities) or its Commitment.

If any Lender requests compensation from the Borrower under this Section 5.01(a) , the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue LIBO Rate Loans or to Convert Base Rate Loans into LIBO Rate Loans, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable), provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), if any Lender determines that any Regulatory Change regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Each Lender shall notify the Borrower of any event occurring after the date hereof entitling such Lender to compensation under paragraph (a) or (b) of this Section 5.01 as promptly as practicable, but in any event within 45 days, after such Lender obtains actual knowledge thereof. If any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section 5.01 in respect of any costs resulting from such event, only be entitled to payment under this Section 5.01 for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice. Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (b) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) of this Section 5.01 , or of the effect of capital maintained pursuant to paragraph (b) of this Section 5.01 , on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01 , shall be conclusive absent manifest error, provided that such determinations and allocations are made on a reasonable basis.

(d) Each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by any event specified in paragraphs (a) or (b) of this Section 5.01 or in Section 5.03 if such designation will avoid the need for, or reduce the amount of, such compensation or suspension, as the case may be, and will not, in the sole opinion of such Lender, be disadvantageous to such Lender.

5.02 Limitation on Types of Loans. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a Conversion to or Continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent revokes such notice. The Administrative Agent agrees to promptly revoke such notice upon the relevant circumstances ceasing to exist. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, Conversion or Continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

5.03 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBO Rate Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or Convert Base Rate Loans into, LIBO Rate Loans shall be suspended until such time as such Lender may again make and maintain LIBO Rate Loans (in which case the provisions of Section 5.04 shall be applicable).

5.04 Base Rate Loans Pursuant to Sections 5.01 and 5.03. If the obligation of any Lender to make, Continue, or to Convert Base Rate Loans into, any LIBO Rate Loans shall be suspended pursuant to Section 5.01 or 5.03 (Loans of such type being herein called “Affected Loans” and such type being herein called the “Affected Type”), all Loans which would otherwise be made by such Lender as Loans of the Affected Type shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.03 has occurred and such Lender so requests by notice to the Borrower with a copy to the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically Converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or Converted into) Base Rate Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans. If such Lender gives notice to the Borrower with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 that gave rise to the Conversion of such Lender’s Affected Loans pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding loans of the Affected Type, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Loans of the Affected Type and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

5.05 Compensation. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense which such Lender determines are attributable to:

(a) any payment or prepayment or Conversion of a LIBO Rate Loan made by such Lender for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9 ) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (excluding only failure due solely to a default by any Lender or the Administrative Agent in its obligation to provide funds to the Borrower hereunder but including, without limitation, the failure of any of the conditions precedent specified in Section 6 to be satisfied) to borrow a LIBO Rate Loan from such Lender on the date for such borrowing specified in the relevant notice of borrowing given pursuant to Section 2.02.

Without limiting the effect of the preceding sentence, such compensation shall include, in the case of a Loan, an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid or Converted or not borrowed for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Lender would have bid in the London interbank market for deposits of leading banks (if such Loan is a LIBO Rate Loan) in amounts comparable to such principal amount and with maturities comparable to such period (as reasonably determined by such Lender).

5.06 Taxes. (a) The Borrower agrees to pay to each Lender such additional amounts as are necessary in order that the net payment of any amount due to such Lender hereunder after deduction for or withholding in respect of any Taxes imposed with respect to such payment will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

(i) to any payment to any Lender hereunder unless such Lender is, on the date hereof, or (if later) on the date such Lender becomes a Lender hereunder as provided in Section 11.05(b) and on the date of any change in the Applicable Lending Office of such Lender, entitled to a complete exemption from withholding or deduction by the Borrower of Taxes on all interest to be received by such Lender hereunder in respect of the Loans made by such Lender to the Borrower, or

(ii) to any such Taxes required to be deducted or withheld solely by reason of the failure of such Lender to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the Borrower’s Jurisdiction if such compliance is required by treaty, statute or regulation as a precondition to relief or exemption from such Taxes.

For the purposes of this Section 5.06(a) , the term “Taxes” shall mean with respect to the Borrower all present and future income, stamp, registration and other taxes and levies, imposts,

deductions, charges, compulsory loans and withholdings whatsoever, and all interest, penalties or similar amounts with respect thereto, now or hereafter imposed, assessed, levied or collected by the Borrower’s Jurisdiction on or in respect of the Credit Documents, the principal of and interest on the Loans and any other amounts payable under any of the Credit Documents, the recording, registration, notarization or other formalization of any thereof, the enforcement thereof or the introduction thereof in any judicial proceedings, or on or in respect of any payments of principal, interest, premium, charges, fees or other amounts made on, under or in respect of any thereof (excluding, however, income or franchise taxes imposed on or measured by the overall net income or capital of a Lender (or its Applicable Lending Office) by the Borrower’s Jurisdiction as a result of such Lender being organized under the laws of or resident in the Borrower’s Jurisdiction or of its Applicable Lending Office being located or carrying on business in the Borrower’s Jurisdiction).

(b) Within 30 days after paying any amount to the Administrative Agent or any Lender from which it is required by law to make any deduction or withholding, and within 30 days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Administrative Agent for delivery to such Lender evidence satisfactory to such Lender of such deduction, withholding or payment (as the case may be).

5.07 Replacement of Lenders. If (a) any Lender requests compensation pursuant to Section 5.01 or 5.06 , (b) any Lender’s obligation to make Loans of any Type shall be suspended pursuant to Section 5.01 (any such Lender requesting such compensation, or whose obligations are so suspended, being herein called a “Requesting Lender”) or (c) if a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Majority Lenders as provided by Section 11.04 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable), the Borrower, upon three Business Days’ notice to the Administrative Agent may require that such Requesting Lender or Non-Consenting Lender, as applicable, transfer all of its right, title and interest under this Agreement to any bank or other financial institution or entity identified by the Borrower that is satisfactory to the Administrative Agent (a) if such bank or other financial institution or entity (a “Proposed Lender”) agrees to assume all of the obligations of such Requesting Lender or Non-Consenting Lender hereunder, and to purchase all of such Requesting Lender’s or Non-Consenting Lender’s Loans hereunder for consideration equal to the aggregate outstanding principal amount of such Requesting Lender’s Loans or Non-Consenting Lender’s Loans, as applicable, together with interest thereon to the date of such purchase, and satisfactory arrangements are made for payment to such Requesting Lender or Non-Consenting Lender of all other amounts payable hereunder to such Requesting Lender or Non-Consenting Lender on or prior to the date of such transfer (including any fees accrued hereunder and any amounts that would be payable under Section 5.05 as if all of such Requesting Lender’s Loans or Non-Consenting Lender’s Loans, as applicable, were being prepaid in full on such date) and (b) if such Requesting Lender has requested compensation pursuant to Section 5.01 or 5.06 , such Proposed Lender’s aggregate requested compensation, if any, pursuant to said Section 5.01 or 5.06 with respect to such Requesting Lender’s Loans is lower than that of the Requesting Lender; provided, however, in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, such transfer shall be conditioned upon the Proposed Lender consenting to the proposed change, waiver, discharge or termination; provided further that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 5.07 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption. Subject to the provisions of Section 11.05(b) , such Proposed Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder the agreements of the Borrower contained in Sections 5.01 , 5.06 and 11.03 (without duplication of any payments made to such Requesting Lender or Non-Consenting Lender by the Borrower or the Proposed Lender) shall survive for the benefit of such Requesting Lender or Non-Consenting Lender under this Section 5.07 with respect to the time prior to such replacement.

SECTION 6

CONDITIONS PRECEDENT

6.01 Effective Date. The obligations of the Lenders to make the Term Loan shall not become effective until the date on which each of the following conditions is satisfied (or waived pursuant to Section 11.04):

(a) The Administrative Agent shall have received each of the following documents (with sufficient copies for each Lender), each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(i) A counterpart of this Agreement signed on behalf of each party hereto or written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement.

(ii) Certified copies of the charter and by-laws of, and all corporate action taken by, the Borrower approving this Agreement and the Notes (if any) to be made by the Borrower and the borrowing by the Borrower (including, without limitation, a certificate setting forth the resolutions of the Board of Directors of the Borrower adopted in respect of the transactions contemplated hereby).

(iii) A certificate of the Borrower in respect of each of the officers (1) who is authorized to sign this Agreement and the Notes, together with specimen signatures, and (2) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection herewith and with the Notes and the transactions contemplated hereby and thereby. The Administrative Agent and each Lender may conclusively rely on such certificate until they receive notice in writing from the Borrower to the contrary.

(iv) An opinion or opinions dated the Effective Date of counsel to the Borrower (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent) in a form satisfactory to the Administrative Agent and the Lenders.

(b) The Lenders and the Administrative Agent shall have received all fees and other amounts as the Borrower shall have agreed to pay in connection herewith.

For purposes of determining compliance with the conditions specified in this Section 6.01 , each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

6.02 Credit Extension. The obligation of any Lender to make the Credit Extension hereunder is subject to the further conditions precedent that, as of the date of the Effective Date and after giving effect thereto and the intended use of the Credit Extension:

(a) no Default shall have occurred and be continuing; and

(b) the representations and warranties made by the Borrower in Section 7 shall be true on and as of the Effective Date, except to the extent that such representations or warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

The Loan Notice provided by the Borrower on the Effective Date shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of such Loan Notice and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of the Credit Extension, as of the Effective Date).

SECTION 7

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrant to the Lenders that:

7.01 Corporate Existence. Each of the Borrower and its Significant Subsidiaries: (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify would not have a Material Adverse Effect.

7.02 Financial Condition. (a) The consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2006 and December 31, 2007 and the related consolidated statements of income, cash flows and stockholders’ equity of the Borrower and its Subsidiaries for the fiscal years ended on said dates, with the opinion thereon of Ernst & Young LLP, heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year ended on said dates, all in accordance with generally accepted accounting principles. Neither the Borrower nor any of its Subsidiaries had on said dates any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet as at said dates.

(b) The consolidated balance sheets of the Borrower and its Subsidiaries as of June 30, 2008 and the related consolidated statements of income, cash flows and stockholders’ equity of the Borrower and its Subsidiaries for the six-month period ended on said date, heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations for the six-month period ended on said date, all in accordance with generally accepted accounting principles. Neither the Borrower nor any of its Subsidiaries had on said date any material contingent liabilities, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet as at said date.

(c) Since December 31, 2007, there has been no material adverse change in the consolidated financial condition, operations, business or prospects of the Borrower and its Subsidiaries (taken as a whole).

7.03 Litigation. There are no legal or arbitral proceedings or any proceedings or investigations by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Borrower) threatened against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

7.04 No Breach. The making or performance of this Agreement or the Notes, and the consummation of the transactions herein contemplated, will not conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Borrower or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or constitute a tortious interference with any agreement, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

7.05 Corporate Action. The Borrower has all necessary corporate power and authority to make and perform its obligations under this Agreement and the Notes; the making and performance of this Agreement and the Notes by the Borrower have been duly authorized by all necessary corporate action on the part of the Borrower; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes, and each of the Notes of the Borrower when executed and delivered by the Borrower for value will constitute, the legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

7.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of this Agreement or the Notes or for the validity or enforceability of any thereof.

7.07 Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Credit Extension hereunder will be used in a manner that will cause any Borrower to violate said Regulation X or any Lender to violate said Regulation U.

7.08 ERISA. Each of the Borrower and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each of its Plans and is (and to the best of its knowledge in the case of any Multiemployer Plan is) in compliance with the currently applicable provisions of ERISA and the Code, and has not incurred any liability on account of the termination of any of its Plans to the PBGC or any of its Plans and has not incurred any withdrawal liability to any Multiemployer Plan, in each case except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.09 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

7.10 Credit Agreements. Schedule I hereto is a complete and correct list, as of June 30, 2008, of each credit agreement, loan agreement, indenture, purchase agreement, Guarantee or other arrangement (other than a letter of credit or bank lines established for daylight overdrafts) providing for or otherwise relating to any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $5,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described (as of June 30, 2008) in said Schedule I.

7.11 Hazardous Materials. The Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations that are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. The Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect. Except as heretofore disclosed to the Lenders, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Borrower or any of its Subsidiaries with respect to any property or facility now or previously owned or leased by the Borrower or any of its Environmental Affiliates which reveal facts or circumstances that could reasonably be expected to have a Material Adverse Effect.

7.12 Taxes. The Borrower and its Subsidiaries are members of an affiliated group of corporations filing consolidated returns for Federal income tax purposes, of which the Borrower is the “common parent” (within the meaning of Section 1504 of the Code) of such group. The Borrower and its Subsidiaries have filed all Federal income tax returns and all other material tax returns and information statements that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. The United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and/or closed through the fiscal years of the Borrower and its Subsidiaries ended on or before December 31, 2004. The Borrower has not given or been requested to give a waiver of the statute of limitations relating to the payment of Federal, state, local and foreign taxes or other impositions.

7.13 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of the Borrower to the Lenders in connection with the negotiation, preparation or delivery of this Agreement or included herein or delivered pursuant hereto, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they are made, not misleading. All written information furnished after the date hereof by the Borrower and its Subsidiaries to the Lenders in connection with this Agreement and the transactions contemplated hereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Borrower that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lenders for use in connection with the transactions contemplated hereby.

7.14 Subsidiaries. As of the date hereof, each of the Borrower and its Subsidiaries (as disclosed in the periodic reports which the Borrower has filed with the Securities and Exchange Commission) owns, free and clear of Liens, and has the unencumbered right to vote all of its outstanding ownership interests in, each Subsidiary held by it and all of the issued and outstanding capital stock of each such Person is validly issued, fully paid and nonassessable.

7.15 Compliance with Law. As of the date hereof, the Borrower and its Subsidiaries are in compliance with all applicable laws and regulations, except to the extent that failure to comply therewith would not have a Material Adverse Effect.

SECTION 8

COVENANTS OF THE BORROWER

The Borrower agrees that, until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

8.01 Financial Statements. The Borrower shall furnish to each of the Lenders:

(a) as soon as available and in any event within 60 days after the end of each of the fiscal quarterly periods of each fiscal year of the Borrower, consolidated statements of income, cash flows and stockholders’ equity of the Borrower and its Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, and accompanied by a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries, in accordance with generally accepted accounting principles, as at the end of (and for) such period (subject to normal year-end audit adjustments).

(b) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, consolidated statements of income, cash flows and stockholders’ equity of the Borrower and its Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries, in accordance with generally accepted accounting principles, as at the end of (and for) such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Event of Default under Sections 8.10 and 8.11.

(c) promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which the Borrower shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange.

(d) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed.

(e) as soon as possible, and in any event within 30 days after the Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan of the Borrower have occurred or exist, a statement signed by a senior financial officer of the Borrower setting forth details respecting such event or condition and the action, if any, which the Borrower or any ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Borrower or such ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event ( provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA by more than $5,000,000 shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code);

(ii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan if at the date of such filing or termination the fair market value of the assets of such Plan, as determined by the Plan’s independent actuaries, is exceeded by the present value as determined by such actuaries as of such date, of benefit commitments under such Plan by more than $5,000,000 (including any prior terminations subject to this provision);

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan of the Borrower, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan and such action would reasonably be expected to result in liability to the Borrower in excess of $5,000,000;

(iv) the complete or partial withdrawal by the Borrower or any ERISA Affiliate under Section 4201 or 4204 of ERISA from a Multiemployer Plan causing any withdrawal liability in excess of $5,000,000 (including any prior withdrawals subject to this provision), or the receipt by the Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA; and

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days.

(f) promptly after the Borrower knows or has reason to know that any Default has occurred, a notice of such Default, describing the same in reasonable detail.

(g) from time to time such other information regarding the business, affairs or financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request.

The Borrower will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Borrower (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 8.06 , 8.07(a)(vi) , 8.08(xiii) , 8.10 and 8.11 as of the end of the respective fiscal quarter or fiscal year.

Notwithstanding the foregoing, the Borrower’s obligations to deliver documents or information required under any of clauses (a), (b), (c) and (d) above shall be deemed to be satisfied upon (i) the relevant documents or information being publicly available on the Borrower’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause and thereafter being continuously so available and (ii) the delivery by the Borrower of notice to the Administrative Agent and each of the Lenders (which notice may be given electronically (such as e-mail)) within the time period required by such clause that such documents or information are so available; provided that the Borrower shall deliver paper copies of any such documents or information to any Lender upon request of such Lender through the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

8.02 Litigation. The Borrower shall promptly furnish to each Lender notice of all legal or arbitral proceedings, and of all proceedings before any governmental or regulatory authority or agency, instituted, or (to the knowledge of the Borrower) threatened, against the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

8.03 Corporate Existence, Etc. The Borrower shall, and shall cause each of its Significant Subsidiaries to: preserve and maintain its corporate existence and all its material rights, privileges and franchises (except as otherwise expressly permitted under Section 8.07 ); comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relations to its business and activities; and permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent (as the case may be).

8.04 Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

8.05 Use of Proceeds. The proceeds of the Credit Extensions hereunder will be used solely for general corporate purposes, including (without limitation) commercial paper back-up and acquisitions (each of which uses shall be in compliance with all applicable legal and regulatory requirements, including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System and the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder). The

Borrower will not permit more than 25% of the value (as determined by any reasonable method) of its assets, nor more than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries, to be represented by margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

8.06 Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, incur, assume or suffer to exist obligations in respect of standby and performance letters of credit (other than Letters of Credit issued under the Revolving Credit Agreement) in an aggregate amount exceeding 5% of Total Consolidated Assets at any one time outstanding. The Borrower will not permit any of its Subsidiaries to create, issue, incur or assume, or suffer to exist, any Indebtedness, except:

(i) Indebtedness existing on the date hereof (including any Indebtedness incurred after the date hereof under any instrument or agreement in effect on the date hereof), but not any renewals, extensions or refinancings of the same;

(ii) Indebtedness owing to the Borrower and Indebtedness owing by any Subsidiary to another Subsidiary;

(iii) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof so long as such Indebtedness exists at the time such Person becomes such a Subsidiary and was not incurred in anticipation thereof;

(iv) Capital Lease Obligations in an aggregate amount not to exceed an amount equal to 5% of Total Consolidated Assets at any one time outstanding;

(v) Indebtedness under this Agreement;

(vi) Indebtedness under the Revolving Credit Agreement in an aggregate amount not to exceed $750,000,000 at any one time outstanding; and

(vii) additional Indebtedness in an aggregate amount not to exceed an amount equal to 15% of Total Consolidated Assets at any one time outstanding.

8.07 Fundamental Changes. (a) The Borrower will not, and will not permit any of its Subsidiaries to, be a party to any merger or consolidation, and the Borrower will not, and will not permit any of its Subsidiaries or operating divisions (whether now owned or existing or hereafter acquired or designated) to, (x) sell, assign, lease or otherwise dispose of all or substantially all of its Property whether now owned or hereafter acquired or (y) sell, assign or otherwise dispose of any capital stock of any such Subsidiary, or permit any such Subsidiary to issue any capital stock, to any Person other than the Borrower or any of its Wholly-Owned Subsidiaries if, after giving effect thereto, the Borrower does not own, directly or indirectly, a majority of the capital stock of such Subsidiary (“Controlling Stock Disposition”); provided that, so long as both before and after giving effect thereto, no Default shall have occurred and be continuing:

(i) the Borrower or any Subsidiary of the Borrower may be a party to any merger or consolidation if it shall be the surviving corporation;

(ii) any such Subsidiary may be a party to any merger or consolidation with another such Subsidiary (or with any Person that becomes another such Subsidiary as a result of such merger or consolidation);

(iii) any such Subsidiary may merge into, and any such Subsidiary or operating division may transfer any Property to, the Borrower;

(iv) any such Subsidiary or operating division may transfer any Property to another such Subsidiary or operating division (or to any Person that becomes as part of such transfer another such Subsidiary or operating division);

(v) the Borrower, any such Subsidiary or operating division may sell, assign, lease or otherwise dispose of any Non-Strategic Property; and

(vi) the Borrower or any such Subsidiary or operating division may make sales, assignments and other dispositions of Property (including Controlling Stock Dispositions) and any such Subsidiary may become a party to a merger or consolidation (each such sale, assignment, disposition, Controlling Stock Disposition, merger or consolidation, other than those described in clauses (i) through (v), a “Disposition”) if the aggregate book value of the Property that was the subject of such Disposition, together with the aggregate book value of the Property that was the subject of all other Dispositions during the Disposition Period for such Disposition, would not exceed an amount equal to 15% of the Total Consolidated Assets determined as of the last day of the most recently completed fiscal year for which a consolidated balance sheet of the Borrower has been furnished to the Lenders pursuant to Section 8.01.

(b) Notwithstanding anything in clauses (i) through (vi) of Section 8.07(a) to the contrary, the Borrower will not, and will not permit any of its Subsidiaries or operating divisions (whether now owned or existing or hereafter acquired or designated) to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) any of its Property (whether now owned or hereafter acquired) if such sale, assignment, lease or other disposition (whether in one transaction or in a series of transactions) shall have a Material Adverse Effect.

8.08 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume or suffer to exist any Lien upon any of its property or assets, now owned or hereafter acquired, securing any Indebtedness or other obligation except: (i) Liens outstanding on the date hereof and listed in Schedule II hereto; (ii) Liens for taxes or other governmental charges not yet delinquent; (iii) Liens in respect of Property acquired or constructed or improved by the Borrower or any such Subsidiary after the date hereof which Liens exist or are created at the time of acquisition or completion of construction or improvement of such Property or within six months thereafter to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction or improvement of such Property, but any such Lien shall cover only the Property so acquired or constructed and any improvements thereto (and any real property on which such Property is located); (iv) Liens on Property of any corporation that becomes a Subsidiary of the Borrower after the date hereof, provided that such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created in anticipation thereof; (v) Liens on Property acquired after the date hereof, provided that such Liens were in existence at the time such Property was acquired and were not created in anticipation thereof; (vi) Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (vii) Liens under workmen’s compensation, unemployment insurance, social security or similar legislation; (viii) Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (ix) judgment and other similar Liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (x) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any such Subsidiary of the Property encumbered thereby in the normal course of its business or materially impair the value of the Property subject thereto; (xi) Liens securing obligations of any such Subsidiary to the Borrower or another Subsidiary of the Borrower; (xii) Liens arising in connection with Permitted Securitizations; and (xiii) other Liens securing Indebtedness or other obligations in an aggregate amount not exceeding 5% of Total Consolidated Assets.

8.09 Lines of Businesses. Neither the Borrower nor any of its Subsidiaries shall engage to any significant extent in any line or lines of business other than the lines of business in which they are engaged on the date hereof and any other line or lines of business directly related to the manufacture, distribution and/or sale of consumer or industrial products (collectively, “Permitted Activities”). Notwithstanding the foregoing, the Borrower and its Subsidiaries may engage in other lines of business as a result of the acquisition of any Person primarily engaged in Permitted Activities so long as the Borrower uses its best efforts to come into compliance with the first sentence of this Section 8.09 within a reasonable period of time after such acquisition.

8.10 Total Indebtedness to Total Capital. The Borrower shall not permit the ratio of Total Indebtedness to Total Capital at any time to be greater than 0.60 to 1; provided that (i) in calculating Total Capital, goodwill impairment charges taken pursuant to the Financial Accounting Standards Board shall be disregarded to the extent such charges do not exceed $550,000,000 in the aggregate and (ii) in calculating such ratio, quarterly income preferred securities, quarterly income capital securities, monthly income preferred securities or other similar securities will be treated as part of “Total Capital” and not “Total Indebtedness”.

8.11 Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio as at the last day of any fiscal quarter to be less than 4.00 to 1.00.

8.12 Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate.

SECTION 9

EVENTS OF DEFAULT

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a) The Borrower shall default in the payment of any principal of any Loan when and as the same shall become due and payable; or

(b) The Borrower shall default in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable hereunder or under any other Credit Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days; or

(c) The Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its other Indebtedness aggregating $50,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any Indebtedness aggregating $50,000,000 or more shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due prior to its stated maturity or to permit termination of the commitment to lend pursuant to any such instrument or agreement; or

(d) Any representation, warranty or certification made or deemed made by the Borrower herein or by the Borrower in any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(e) The Borrower shall default in the performance of any of its obligations under Section 8.01(f) or 8.05 through 8.12 ; or the Borrower shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower by the Administrative Agent or any Lender (through the Administrative Agent); or

(f) The Borrower or any of its Significant Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(g) The Borrower or any of its Significant Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(h) A proceeding or case shall be commenced against the Borrower or any of its Significant Subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or an order for relief against it shall be entered in an involuntary case under the Bankruptcy Code; or

(i) A final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate shall be rendered by a court or courts against the Borrower and/or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or the relevant Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(j) An event or condition specified in Section 8.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan of the Borrower and, as a result of such event or condition, together with all other such events or conditions, the Borrower or any ERISA Affiliate shall incur or in the opinion of the Majority Lenders shall be reasonably likely to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which, in the determination of the Majority Lenders, would reasonably be expected to have a Material Adverse Effect; or

(k) During any period of 25 consecutive calendar months (i) individuals who were directors of the Borrower on the first day of such period and (ii) other individuals whose election or nomination to the Board of Directors of the Borrower was approved by at least a majority of the individuals referred to in clause (i) above and (iii) other individuals whose election or nomination to the Board of Directors of the Borrower was approved by at least a majority of the individuals referred to in clauses (i) and (ii) above shall no longer constitute a majority of the Board of Directors of the Borrower.

THEREUPON: (i) in the case of an Event of Default (other than one referred to in clause (g) or (h) of this Section 9 in respect of the Borrower) the Administrative Agent may and, upon request of the Majority Lenders, shall, by notice to the Borrower, declare the principal amount of and the accrued interest on the Loans, and all other amounts payable by the Borrower hereunder and under the Notes, to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; and (ii) in the case of the occurrence of an Event of Default referred to in clause (g) or (h) of this Section 9 in respect of the Borrower, the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes shall become automatically immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 10

THE ADMINISTRATIVE AGENT

10.01 Appointment, Powers and Immunities. Each Lender hereby irrevocably (but subject to Section 10.08 ) appoints and authorizes the Administrative Agent to act as its agent hereunder with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 10.05 and the first sentence of Section 10.06 shall include reference to its Affiliates and its own and its affiliates’ officers, directors, employees and agents): (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and shall not by reason of this Agreement be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Section shall apply to any agent or attorney-in-fact of the Administrative Agent and any such agent or attorney-in-fact, and shall apply to their respective activities in connection with the syndication of the facility provided for herein as well as the activities as Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of such provisions.

10.02 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. Furthermore, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (b) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected (a) in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Majority Lenders (or such other number of Lenders as is expressly required hereby), and such instructions of the Majority Lenders (or such other number of Lenders) and any action taken or failure to act pursuant thereto shall be binding on all the Lenders and (b) from liability for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct.

10.03 Defaults. The Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.07 ) take such action with respect to such Default as shall be directed by the Majority Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders.

10.04 Rights as a Lender. With respect to its Commitment and the Loans made by it, Bank of America (and any successor acting as Administrative Agent), in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Bank of America (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Administrative Agent, and Bank of America and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

10.05 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 11.03 , but without limiting the obligations of the Borrower under said Section 11.03 ), ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other documents contemplated by or referred to herein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrower is obligated to pay under Section 11.03 but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof, or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

10.06 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this

Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any other document referred to or provided for herein or to inspect the properties or books of the Borrower or any Subsidiary of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any Subsidiary of the Borrower (or any of their affiliates) which may come into the possession of the Administrative Agent or any of its Affiliates.

10.07 Failure to Act. Except for action expressly required of the Administrative Agent hereunder the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.08 Resignation or Removal of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.09 Lead Arrangers and Other Agents. Anything herein to the contrary notwithstanding, the Joint Lead Arrangers and Joint Bookrunners and the Syndication Agent listed on the cover page shall not have any duties or responsibilities under this Agreement, except in their capacity, if any, as Lenders.

10.10 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

10.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of the Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loan and all other obligations of the Borrower that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.03 ) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Term Loan or the obligations of the Borrower hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11

MISCELLANEOUS

11.01 Waiver. No failure on the part of the Administrative Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein and therein are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9 for the benefit of all the Lenders; provided , however , that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 4.05 or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under the Bankruptcy Code or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect; and provided , further , that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 4.05 , any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

11.02 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or requests, demands, waivers or consents under, this Agreement) shall be given or made in writing and telecopied, mailed or delivered to the intended recipient at (i) in the case of the Borrower or the Administrative Agent, the “Address for Notices” specified below its name on the signature pages hereof and (ii) in the case of each Lender, the address (or telecopy) set forth in its Administrative Questionnaire; or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

11.03 Expenses, Etc. The Borrower agrees to pay or reimburse each of the Lenders and the Administrative Agent for paying: (a) the reasonable fees and expenses of Moore & Van Allen PLLC, counsel to the Administrative Agent, in connection with (i) the preparation, execution and delivery of this Agreement and the Notes and the making of the Loans hereunder and (ii) any amendment, modification or waiver (whether or not such amendment, modification or waiver shall become effective) of any of the terms of this Agreement or any of the Notes; (b) all reasonable costs and expenses of the Lenders and the Administrative Agent (including reasonable counsels’ fees) in connection with the enforcement of this Agreement or any of the Notes; and (c) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any of the Notes or any other document referred to herein.

The Borrower hereby agrees to indemnify the Administrative Agent and each Lender and each of their respective Affiliates, and each of the respective directors, officers, employees, agents and advisors of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

To the fullest extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

11.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders, or by the Borrower, and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that no amendment, modification or waiver shall, unless by an instrument signed by each of the Lenders affected thereby or by the Administrative Agent acting with the consent of each of the Lenders affected thereby: (i) extend the date fixed for the payment of any principal of or interest on any Loan, (ii) reduce the amount of any principal of any Loan or the rate at which interest or any fee is payable hereunder, (iii) alter the terms of Section 11 or release the Borrower from any of its material obligations thereunder, (iv) alter the terms of this Section 11.04 or Section 4.05(b) or (v) amend the definition of the term “Majority Lenders“or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof; and provided , further , that any amendment of Section 10 , or which increases the obligations or alters the rights of the Administrative Agent hereunder, shall require the consent of the Administrative Agent.

11.05 Assignments and Participations.

(a) The Borrower may not assign any of its rights or obligations hereunder or under the Notes without the prior consent of all of the Lenders and the Administrative Agent.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has

occurred and is continuing, any other assignee; and (B) the Administrative Agent provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining principal amount of the Loans at the time owing to such assigning Lender, the principal amount of the Loans owing to such assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 11.05 , from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 5.01 , 5.05 , 5.06 and 11.03 ). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.05(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the“Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.05(b) and any written consent to such assignment required thereby, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.04 that affects such Participant. Subject to paragraph (c)(ii) of this Section 11.05 , the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.01 , 5.05 and 5.06 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.05. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.05(a) as though it were a Lender, provided such Participant agrees to be subject to Section 4.05(b) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.06 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) A Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants).

11.06 Survival. The obligations of the Borrower under Sections 5.01 , 5.05 and 5.06 , the obligations of the Lenders under Section 10.05 and the obligations of the Borrower under Section 11.03 shall survive the repayment of the Loans and the termination of the Commitments. In addition, each representation and warranty made, or deemed to be made, by a notice of borrowing of Loans hereunder shall survive the making of such Loans, and no Lender shall be deemed to have waived, by reason of making any Loan, any Default or Event of Default which may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

11.07 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.08 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be identical and all of which, when taken together, shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 6.01 , this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.09 Governing Law; Jurisdiction; Service of Process; Waiver of Jury Trial; Etc. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY ACTION OR PROCEEDING TO EXECUTE OR OTHERWISE ENFORCE ANY JUDGMENT OBTAINED IN CONNECTION THEREWITH, MAY BE INSTITUTED IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK

OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS GENERALLY (BUT NON-EXCLUSIVELY) TO THE JURISDICTION OF EACH SUCH COURT. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH UNDERNEATH ITS SIGNATURE HERETO. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT ANY SUCH ACTION OR PROCEEDING AGAINST THE ADMINISTRATIVE AGENT AND/OR ANY OF THE LENDERS SHALL BE BROUGHT ONLY IN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS FOR SUCH PURPOSE.

(b) EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.11 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.

11.12 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, BAS or any Lender, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, BAS or any such Lender, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent, BAS and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of Affiliates or any other Person and (ii) neither the Administrative Agent, BAS nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein, in the other Credit Documents and in the Commitment Letter; and (c) the Administrative Agent, BAS and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, BAS nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases, any claims that it may have against the Administrative Agent, BAS or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEWELL RUBBERMAID INC.

By	/s/ Dale L. Metz
Name:	Dale L. Metz
Title:	Vice President — Treasurer

Address for Notices:
Newell Rubbermaid Inc.
3 Glenlake Parkway, 13 th Floor
Atlanta, GA 30328

Attn: Dale Metz Vice President-Treasurer

Telecopier No.: (770) 418-7705
Telephone No.: (770) 677-8705

U.S. Federal Tax Identification No.: 36-3514169

THE ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.
as Administrative Agent

By	/s/ Joan Mok
Name:	Joan Mok
Title:	Vice President

Address for Notices:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
Building B, 2001 Clayton Road
CA4-702-02-25
Concord, CA 94520
Attention: Jessica Torres, Credit Services
Telephone: (925) 675-8139
Telecopier: (888) 969-9232
Electronic Mail: jessica.l.torres@bankofamerica.com

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
1455 Market Street, 5th Floor
CA5-701-15-19
San Francisco, CA 94103
Attention: Joan Mok
Telephone: (415) 436-3496
Telecopier: (415) 503-5085
Electronic Mail: joan.mok@bankofamerica.com

LENDERS

BANK OF AMERICA, N.A

By	/s/ David L. Catherall
Name:	David L. Catherall
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By	/s/ Anthony W. White
Name:	Anthony W. White
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ William McGinty
Name:	William McGinty
Title:	Senior Vice President

BARCLAYS BANK PLC

By	/s/ Nicholas A. Bell
Name:	Nicholas A. Bell
Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Vice President

By	/s/ Morenikeji Ajayi
Name:	Morenikeji Ajayi
Title:	Associate

CITIBANK, N.A.

By	/s/ John Coons
Name:	John Coons
Title:	Vice President

WILLIAM STREET LLC

By	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

ING BANK N.V., DUBLIN BRANCH

By	/s/ Maurice Kenny
Name:	Maurice Kenny
Title:	Director

By	/s/ Sean Hassett
Name:	Sean Hassett
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By	/s/ Maria Iarriccio
Name:	Maria Iarriccio
Title:	Authorized Signatory

PNC BANK NATIONAL ASSOCIATION

By	/s/ David B. Gookin
Name:	David B. Gookin
Title:	Senior Vice President

THE NORTHERN TRUST COMPANY

By	/s/ Kathryn Schad Reuther
Name:	Kathryn Schad Reuther
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ Yoshihiro Hyakutome
Name:	Yoshihiro Hyakutome
Title:	General Manager

FIRST HAWAIIAN BANK

By	/s/ Paula C.H. Chang
Name:	Paula C.H. Chang
Title:	Vice President

REGIONS BANK

By	/s/ Stephen H. Lee
Name:	Stephen H. Lee
Title:	Senior Vice President

RBC BANK (USA)

By	/s/ James R. Pryor
Name:	James R. Pryor
Title:	Managing Director

BNP PARIBAS

By	/s/ Paul Harris
Name:	Paul Harris
Title:	Managing Director

By	/s/ Fikret Durmus
Name:	Fikret Durmus
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ James N. DeVries
Name:	James N. DeVries
Title:	Senior Vice President

BANK OF COMMUNICATIONS CO., LTD., NEW YORK BRANCH

By	/s/ Hong Tu
Name:	Hong Tu
Title:	General Manager

THE CHIBA BANK, LTD., NEW YORK BRANCH

By	/s/ Yukihito Inamura
Name:	Yukihito Inamura
Title:	General Manager

Annex I

Commitments

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$40,000,000	10.000000000%

JP Morgan Chase Bank, N.A.	$30,000,000	7.500000000%

The Royal Bank of Scotland plc	$30,000,000	7.500000000%

Barclays Bank PLC	$25,000,000	6.250000000%

Credit Suisse	$25,000,000	6.250000000%

Citibank, N.A.	$20,000,000	5.000000000%

William Street LLC	$20,000,000	5.000000000%

ING Bank N.V., Dublin Branch	$20,000,000	5.000000000%

The Bank of Tokyo Mitsubishi UFJ, Ltd.	$25,000,000	6.250000000%

The Northern Trust Company	$20,000,000	5.000000000%

Sumitomo Mitsui Banking Corporation	$25,000,000	6.250000000%

First Hawaiian Bank	$20,000,000	5.000000000%

PNC Bank National Association	$20,000,000	5.000000000%

Regions Bank	$20,000,000	5.000000000%

RBC Bank (USA)	$25,000,000	6.250000000%

BNP Paribas	$10,000,000	2.500000000%

U.S. Bank National Association	$10,000,000	2.500000000%

Bank of Communications Co., Ltd., New York Branch	$10,000,000	2.500000000%

The Chiba Bank, Ltd., New York Branch	$5,000,000	1.250000000%

Total	$400,000,000	100.000000000%

Newell Rubbermaid Inc.	SCHEDULE I

FY 2008 - 2nd Quarter - As of June 30, 2008

(In millions)

Type of Debt	Interest Rate	Maturity Date	Available Line of Credit	Balance 6/30/2008
Other Debt Instruments
Commercial Paper	2.7669%	11/11		298.0
State of MD- 12/09	3.0000%	12/09		0.3
Rabobank - 9/08	3.4838%	9/08		448.0
Newell Rubbermaid Poland SA - Citibank Line of Credit*			13.5	—
SANFORD COLOMBIA S.A. - Citibank & Banco di Bogata Line of Credit*			28.0	8.2
APRICA KK - Financing - Sojitz			—	18.2
NEWELL RUBBERMAID BRASIL, LTDA. - Bradesco Bank Credit Line*			15.0	—
PARKER PEN (SHANGHAI), LTD. - Bank of Tokyo Mitsubishi Line of Credit*			5.1	—
All Italian Companies - Banca Di Roma Line of Credit*			25.0	—
All UK Companies - Barclays Bank Line of Credit*			23.6	—
				—

Total:			110.2	772.7

Medium Term Notes

MTN $500 - 4/2013	5.5000%	04/13		500.0
MTN $250 - 4/2018	6.2500%	04/18		250.0
MTN $250 - 12/2009	4.6250%	12/09		250.0
MTN $250 - 5/2010	4.0000%	5/10		250.0
MTN $250 - 3/2012	6.7500%	03/12		250.0
MTN $75 - 7/2028	6.1100%	07/28		75.0
MTN $250 - 7/2028	6.3500%	07/28		250.0

Total:				1,825.0

TOTAL				2,597.7

NEWELL RUBBERMAID	SCHEDULE II

LIENS

NONE

EXHIBIT A

FORM OF LOAN NOTICE

Date:             , 20

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement dated as of September 19, 2008 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Newell Rubbermaid Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐ A borrowing of the Term Loan          ☐ A Conversion or Continuation of the Term Loan

1.	On , 20 (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).

4.	For LIBO Rate Loans: with an Interest Period of months.

[The Borrower hereby represents and warrants that each of the conditions set forth in Section 6.02 of the Credit Agreement has been satisfied on and as of the date of the borrowing of the Term Loan.1]

NEWELL RUBBERMAID INC., a Delaware corporation

By:
Name:
Title:

[1]	This representation shall be required only when borrowing the Term Loan.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower:	Newell Rubbermaid Inc., a Delaware corporation

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of September 19, 2008 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among Newell Rubbermaid Inc. (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Term Loan for all Lenders	Amount of Term Loan Assigned[1]	Percentage Assigned of Term Loan[2]

7.	Trade Date:

8.	Effective Date:

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Term Loan of all Lenders thereunder.

[Consented to and]3 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Consented to:

NEWELL RUBBERMAID INC., a Delaware corporation

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Annex 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.05 of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.05(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.